Exhibit 99.1

Guerrilla RF Announces Initial Closing

of $5 Million Private Placement Equity Financing

GREENSBORO, NC – January 3, 2023 - Guerrilla RF, Inc. (OTCQX: GUER) (the “Company”), an innovative fabless semiconductor company, today announced the initial closing of its private placement, providing gross proceeds of approximately $5.0 million, not including any additional proceeds that may be received upon further closings or the exercise of warrants.

Accredited investors purchased approximately 3,900,000 units, each unit comprising one share of the Company’s common stock and one warrant to purchase 0.5 of a share of common stock for a purchase price of $1.30 per unit. The warrants have an exercise price of $2.00 per share and a term of five years.

“The successful execution of this offering is a testament to the opportunity that our investors see in the Company,” said Ryan Pratt, Chief Executive Officer and Founder of Guerrilla RF. “Since 2020, we have grown the number of new products launched and also dramatically developed our GPS navigation and IoT Sales. The funds raised through this offering will be used to fund the Company’s new headquarters and also support our continued growth”.

Laidlaw & Company (UK), Ltd. served as the placement agent for the offering. GP Nurmenkari, Inc. (as consulted by Intuitive Venture Partners), served as a selected dealer and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP served as legal counsel for the Company.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Guerrilla RF, Inc.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high-performance microwave integrated circuits (MMICs) for wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, military communications, navigation, and high-fidelity wireless audio. Guerrilla RF has an extensive portfolio of over 100 high-performance radio frequency (RF) and microwave semiconductor devices. The existing product line includes ultra-low noise amplifiers, gain blocks, driver amplifiers, mixers, RF switches, digital step attenuators (DSAs), and linear power amplifiers (PAs) – the critical building blocks for mission-critical, performance-driven wireless applications. To date, the Company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine’s annual “Inc. 5000” list. Guerrilla RF recently made the top “Inc. 500” list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the company's control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840